Exhibit 99.1

NeoGenomics Enters Strategic Collaboration with Inivata to Commercialize InVisionFirst®-Lung Liquid Biopsy Test

Highlights:

•NeoGenomics will commercialize the InVisionFirst-Lung liquid biopsy test in the United States
•NeoGenomics will establish a minority ownership position in Inivata, with an option to buy the entire company
•NeoGenomics will have a seat on the Inivata Board of Directors

Fort Myers, Florida (May 26, 2020) - NeoGenomics, Inc. (NASDAQ: NEO) (the “Company”), a leading provider of cancer-focused genetics testing services, announced today that it has formed a strategic collaboration with Inivata to commercialize the InVisionFirst-Lung liquid biopsy test in the United States.

InVisionFirst-Lung is a ctDNA NGS liquid biopsy assay testing 37 genes relevant to the care of advanced non-small cell lung cancer (NSCLC) patients. The test covers all National Comprehensive Cancer Network (NCCN) guideline-recommended genomic drivers with FDA-approved targeted therapies for NSCLC. InVisionFirst-Lung results are delivered within seven calendar days from blood draw and the test is covered by Medicare and various private insurance payers for patients with advanced NSCLC meeting certain clinical criteria.

As part of the collaboration, NeoGenomics will be making a $25 million minority ownership investment in Inivata, with an option to buy the company outright. The $25 million investment will be paid in two installments of $12.5 million. NeoGenomics will also have a seat on the Inivata Board of Directors. In addition, NeoGenomics and Inivata will seek opportunities for collaboration with biopharmaceutical companies around Inivata’s liquid biopsy platform drawing on both companies’ technology and expertise.

“We are pleased to announce this exciting collaboration with Inivata and to offer our clients a high-quality liquid biopsy alternative for advanced non-small cell lung cancer patients. We expect this test to be an attractive option for clients pursuing liquid biopsy testing, given a highly competitive turn-around time and Medicare coverage” said Douglas M. VanOort, Chairman and CEO of NeoGenomics. “As a leading provider of tissue-based lung cancer testing in the United States, NeoGenomics is well-positioned to commercialize this liquid biopsy test as part of our comprehensive suite of testing solutions for non-small cell lung cancer.”

“We are also pleased to be making a minority investment in Inivata, with an option to buy the company. Inivata has developed an innovative, proprietary technology platform and a promising oncology test platform, including both InVisionFirst-Lung and RaDaR™ test, the newly launched personalized assay for the detection of residual disease and recurrence.”

About NeoGenomics, Inc.
NeoGenomics, Inc. specializes in cancer genetics testing and information services. The Company provides one of the most comprehensive oncology-focused testing menus in the world for physicians to help them diagnose and treat cancer. The Company's Pharma Services Division serves pharmaceutical clients in clinical trials and drug development.

Headquartered in Fort Myers, FL, NeoGenomics operates CAP accredited and CLIA certified laboratories in Ft. Myers and Tampa, Florida; Aliso Viejo, Carlsbad, Fresno and San Diego, California; Houston, Texas; Atlanta, Georgia; Nashville, Tennessee; and CAP accredited laboratories in Rolle, Switzerland, and Singapore. NeoGenomics serves the needs of pathologists, oncologists, academic centers, hospital systems, pharmaceutical firms, integrated service delivery networks, and managed care organizations throughout the United States, and pharmaceutical firms in Europe and Asia. For additional information about NeoGenomics, visit http://www.neogenomics.com/.

About Inivata
Inivata is a leader in liquid biopsy. Its InVision® platform unlocks essential genomic information from a simple blood draw to guide and personalize cancer treatment, monitor response and detect relapse. Inivata’s technology is based on pioneering research from the Cancer Research UK Cambridge Institute, University of Cambridge. Its lead product, InVisionFirst®-Lung is commercially available and offers competitive sensitivity and turnaround, providing molecular insights that enable clinicians to make more informed treatment decisions for advanced NSCLC patients. Inivata has also launched the personalized RaDaR™ assay – allowing the highly sensitive detection of residual disease and recurrence. Inivata is partnering with pharmaceutical, biotechnology companies and commercial partners in a range of early and late stage cancer development programs. The Company has a CLIA certified, CAP accredited laboratory in Research Triangle Park, NC and R&D laboratories in Cambridge, UK. For more information, please go to www.inivata.com. Follow Inivata on Twitter @Inivata.

Forward Looking Statements
Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward-looking statements as the result of the Company's ability to continue gaining new customers, respond to the effects of the COVID-19 outbreak, offer new types of tests, integrate its acquisitions and otherwise implement its business plan, as well as additional factors discussed under the heading "Risk Factors" and elsewhere in the Company's Annual Report on Form 10-K filed with the SEC on February 28, 2020. As a result, this press release should be read in conjunction with the Company's periodic filings with the SEC. In addition, it is the Company's practice to make information about the Company available by posting copies of its Company Overview Presentation from time to time on the Investor Relations section of its website at http://ir.neogenomics.com/.

Forward-looking statements represent the Company's estimates only as of the date such statements are made (unless another date is indicated) and should not be relied upon as representing the Company's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change.

For further information, please contact:
NeoGenomics, Inc.
William Bonello
Director, Investor Relations
(239) 690-4238 (w)
(239) 284-4314 (m)
bill.bonello@neogenomics.com

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